UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 1 to Form 8-A
Originally Filed on November 23, 2007

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

CTRIP.COM INTERNATIONAL, LTD.

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

99 Fu Quan Road, Shanghai 200335, People’s Republic of China

(86 21) 3406 4880

(Address of principal executive offices, including Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Ordinary Share Purchase Rights *	The NASDAQ Stock Market LLC*

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates: Not Applicable (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: None.

* Application to be made for listing, not for trading, but only in connection with the registration of American Depositary Shares pursuant to requirements of the Securities and Exchange Commission.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.                                           Description of Registrant’s Securities to be Registered.

Item 1 is hereby amended and supplemented by adding the following at the end thereof:

On August 7, 2014, the Registrant entered into a First Amendment to the Rights Agreement dated as of November 23, 2007 (the “Rights Agreement”) between the Registrant and The Bank of New York Mellon (formerly known as The Bank of New York), as Rights Agent (the “First Amendment”), pursuant to which:

(a) the Final Expiration Date (as defined in the Rights Agreement) has been changed August 6, 2024; and

(b) the definition of “Acquiring Person” in Section 1(a) of the Rights Agreement was revised to read:

(a) “Acquiring Person” shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of ten percent (10%) or more of the Ordinary Shares then outstanding; provided, however, that no Person who or which, together with all Affiliates and Associates of such Person, is the Beneficial Owner of less than twenty percent (20%) of the Ordinary Shares then outstanding who or which is entitled to file, and files, a statement on Schedule 13G (“Schedule 13G”) pursuant to Rule 13d-1(b)(1) of the General Rules and Regulations under the Exchange Act as in effect at the time of the public announcement of this Agreement with respect to the Ordinary Shares Beneficially Owned by such Person (a “13G Institutional Investor”), shall be deemed to be an “Acquiring Person”; provided further, however, that a Person who or which was a 13G Institutional Investor shall no longer be a 13G Institutional Investor from and after the time it became subject to an obligation to file (regardless of the due date of such filing) a statement on Schedule 13D (“Schedule 13D”)  pursuant to Rule 13d-1(a), 13d-1(e), 13d-1(f) or 13d-1(g) of the General Rules and Regulations under the Exchange Act as in effect at the time of the public announcement of this Agreement with respect to the Ordinary Shares Beneficially Owned by such Person, and shall be deemed an Acquiring Person if it, together with all Affiliates and Associates of such Person, is the Beneficial Owner of ten percent (10%) or more of the Ordinary Shares then outstanding at any point from and after the time it first became subject to an obligation to file (regardless of the due date of such filing) such a statement on Schedule 13D, provided that if at such time such Person’s (together with all Affiliates and Associates of such Person) Beneficial Ownership is not less than ten percent (10%) of the Ordinary Shares then outstanding, then such Person shall have thirty (30) days from such time to reduce the Beneficial Ownership of Ordinary Shares of such Person (together with all Affiliates and Associates of such Person) to below ten percent (10%) of the Ordinary Shares then outstanding before being deemed an “Acquiring Person” but shall be deemed an “Acquiring Person” if, after reducing its (together with all Affiliates and Associates of such Person) Beneficial Ownership of the Ordinary Shares then outstanding to below ten percent (10%), it (together with all Affiliates and Associates of such Person) subsequently becomes the Beneficial Owner of ten percent (10%) or more of the Ordinary Shares then outstanding, or if, prior to reducing its (together with all Affiliates and Associates of such Person) Beneficial Ownership to below ten percent (10%) of the Ordinary Shares then outstanding, it (together with all Affiliates and Associates of such Person) increases its Beneficial Ownership (other than as a result of an acquisition of Ordinary Shares by the

Company) to a level above the lowest Beneficial Ownership of Ordinary Shares of such Person (together with all Affiliates and Associates of such Person) at any time during such thirty (30) day period.

Notwithstanding the foregoing, the following shall not be deemed an “Acquiring Person”:

i.                  an Exempt Person;

ii.               The Bank of New York Mellon, in its capacity as depositary agent pursuant to the Deposit Agreement;

iii.            any Person who becomes the Beneficial Owner of ten percent (10%) or more, in the case of a Person who is not a 13G Institutional Investor, or twenty percent (20%) or more, in the case of a 13G Institutional Investor, of the Ordinary Shares then outstanding as a result of a reduction in the number of Ordinary Shares outstanding due to the repurchase of Ordinary Shares by the Company (or any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such plan) unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of ten percent (10%) or more, in the case of a Person who is not a 13G Institutional Investor, or twenty percent (20%) or more, in the case of a 13G Institutional Investor, of the then outstanding Ordinary Shares, acquires beneficial ownership of any additional Ordinary Shares; or

iv.           any 13G Institutional Investor or any Person who has reported or is required to report such ownership on Schedule 13D under the Exchange Act (or any comparable or successor report) which Schedule 13D does not state any intention to or reserve the right to control or influence the management or policies of the Company or engage in any of the actions specified in Item 4 of such schedule (other than the disposition of the Ordinary Shares) and, within ten (10) Business Days of being requested by the Company to advise it regarding the same, certifies to the Company that such Person acquired an amount equal to or in excess of ten percent (10%) but less than fifteen percent (15%) of the Ordinary Shares then outstanding, in the case of a Person who is not a 13G Institutional Investor, or an amount equal to or in excess of twenty percent (20%) but less than twenty-five percent (25%) of the Ordinary Shares then outstanding, in the case of a 13G Institutional Investor, inadvertently or without knowledge of the terms of the Rights and who or that, together with all Affiliates and Associates, thereafter does not acquire additional Ordinary Shares while such Person is the Beneficial Owner of ten percent (10%) or more of the Ordinary Shares then outstanding, in the case of a Person who is not a 13G Institutional Investor, or twenty percent (20%) or more of the Ordinary Shares then outstanding, in the case of a 13G Institutional Investor; provided, however, that if the Person requested to so certify fails to do so within ten (10) Business Days, or the Person requested so to certify fails to reduce the Beneficial Ownership of Ordinary Shares of such Person (together with all Affiliates and Associates) within thirty (30) days from such time in order that such Person shall be the Beneficial Owner of less than ten percent (10%), in the case of a Person who is not a 13G Institutional Investor, or less than twenty percent (20%), in the case of a 13G Institutional Investor, of the Ordinary Shares then outstanding, then such Person shall become an Acquiring Person upon the expiration of such 10 Business Day period or such 30 day period, whichever occurs first.

On August 7, 2014, subsequent to the First Amendment, the Registrant entered into a Second Amendment to the Rights Agreement, as amended (the “Second Amendment”), for the purpose of amending the Rights Agreement to add to the definition of “Exempt Person” Priceline Group Inc. and any of its Subsidiaries so long as the number of Ordinary Shares Beneficially Owned by Priceline Group Inc. and any of its Subsidiaries at all times does not exceed ten percent (10%) of the Ordinary Shares then outstanding in the aggregate.

Capitalized terms used above shall have the same meanings ascribed to them in the Rights Agreement, as amended by the First Amendment and the Second Amendment. This summary description of the First Amendment and Second Amendment to the Rights Agreement do not purport to be complete and is qualified in its entirety by reference to the First Amendment and Second Amendment to the Rights Agreement, copies of which are filed hereto as Exhibit 4.1 and Exhibit 4.2, and are incorporated herein by reference.

Item 2.  Exhibits

Exhibit No.	Description

4.1	First Amendment, dated as of August 7, 2014, to the Rights Agreement dated as of November 23, 2007 (the “Rights Agreement”) between the Registrant and The Bank of New York Mellon, as rights agent.

4.2	Second Amendment, dated as of August 7, 2014, to the Rights Agreement dated as of November 23, 2007 (the “Rights Agreement”) between the Registrant and The Bank of New York Mellon, as rights agent.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Ctrip.com International, Ltd.

By:	/s/ James Jianzhang Liang
	Name:	James Jianzhang Liang
	Title:	Chief Executive Officer

Dated: August 8, 2014